Filed Pursuant to Rule 433
Registration Statement No. 333-171670

Subject to Completion and Modification

FIXED INCOME CLIENT SOLUTIONS LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS FIXED INCOME CLIENT SOLUTIONS LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT FIXED INCOME CLIENT SOLUTIONS LLC, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, FIXED INCOME CLIENT SOLUTIONS LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-877-421-7858.

Free Writing Prospectus

$45,000 Face Amount of Class A-2012 Zero Coupon Certificates, Series 2012-1
$816,000 Face Amount of Class A-2013 Zero Coupon Certificates, Series 2012-1
$816,000 Face Amount of Class A-2014 Zero Coupon Certificates, Series 2012-1
$816,000 Face Amount of Class A-2015 Zero Coupon Certificates, Series 2012-1
$816,000 Face Amount of Class A-2016 Zero Coupon Certificates, Series 2012-1
$816,000 Face Amount of Class A-2017 Zero Coupon Certificates, Series 2012-1
$12,500,000 Face Amount of Class A-2037 Callable Step Up Certificates, Series 2012-1

Fixed Income Trust For Prudential Financial, Inc. Notes, Series 2012-1
Issuing Entity

Fixed Income Client Solutions LLC
Depositor and Sponsor

The depositor has prepared a preliminary prospectus supplement dated April 23, 2012 and a prospectus dated April 23, 2012 which describes the seven classes of certificates (collectively, the “certificates”), including six classes of zero coupon certificates (the “zero coupon certificates”) and one class of class A-2037 callable step-up certificates (“class A-2037 certificates”) to be issued by the issuing entity.  You should review each of the prospectus supplement and the prospectus in its entirety before deciding to purchase any of the certificates.

Ratings

The issuing entity expects that each class of certificates will receive a rating from Standard & Poor’s Rating Services that is not lower than the rating from Standard & Poor’s Rating Services for the underlying securities.  It is a condition to the issuance of the certificates that the certificates receive the rating listed in the previous sentence.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

US Bancorp

The date of this free writing prospectus is April 27, 2012